UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2007

QUEPASA Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33105

Nevada	86-0879433
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7550 E. Redfield Rd.

Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

480-348-2665

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 9, 2007, the management of Quepasa Corporation (the “Company”), in finalizing the audit of the Company’s financial statements for the year ended December 31, 2006, and in consultation with Perelson Weiner LLP, the Company’s new independent registered public accounting firm, determined that a restatement of the Company’s financial statements for the first through the third quarters of 2006 is required. This restatement relates to errors associated with the Company’s valuation of certain warrants and stock option awards. The Company will be including the effects of this restatement in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

In consultation with Perelson Weiner LLP, for fiscal year 2006, the Company determined that additional stock compensation expense should be recorded, thereby increasing the net loss for these quarters. The impact of the restatement was $4,668,000, $175,000 and $209,000 for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, respectively. The impact on operating expenses and net loss for the fiscal year ended December 31, 2006 was $5,251,000, or ($0.58) per share.

In addition, in consultation with Perelson Weiner LLP, the Company determined that certain reclassifications between operating expense line items on the statement of operations were required for the first through third quarters of 2006. These reclassifications had no effect on total operating expenses or net loss for 2006.

The audit committee of the board of directors of the Company discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Perelson Weiner LLP.

The Company has not yet completed its final analysis of the restatement adjustments. Accordingly, the effects of the restatement on all prior quarters are preliminary and subject to change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA Corporation

Date April 13, 2007	/s/ Charles B. Mathews
Charles B. Mathews
Executive Vice President and Chief Financial Officer